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                                                                     EXHIBIT 5.1



                                 March 5, 1999



Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067

Ladies and Gentlemen:


                 We have acted as special counsel to Nabors Industries, Inc., a Delaware corporation (the "Company"), in connection with matters relating to the proposed issuance and sale by the Company of $325,000,000 aggregate principal amount of its 6.80% Notes due 2004 (the "Notes"). The Notes are to be issued pursuant to the Senior Indenture, as defined below. This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.



                 In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on April 15, 1997 under the Securities Act of 1933, as amended (the "Act"); (ii) Amendment No. 1 to the Registration Statement on Form S-3 filed with the Commission on April 29, 1997; (iii) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be filed on March 5, 1999; (iv) the Indenture and Supplemental Indenture No. 1 each dated as of March 1, 1999 (collectively, the "Senior Indenture"), entered into by the Company with Norwest Bank Minnesota, National Association, as Trustee, relating to the Notes; (v) the Restated Certificate of Incorporation of the Company as in effect on the date hereof; (vi) the Restated By-laws of the Company as in effect on the date hereof; and (vii) resolutions adopted by the Board of Directors of the Company and the Executive Committee thereof authorizing, among other things, the issuance and sale of the Notes. We have also examined originals or copies, certified or otherwise identified to our

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March 5, 1999
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satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                 In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.


                 Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America to the extent referred to specifically herein. This opinion letter is limited to such laws, including the rules and regulations, as in effect on the date hereof.


                 Based upon and subject to the foregoing, we are of the opinion that when (i) the Blue Sky or securities laws of certain states shall have been complied with, (ii) the underwriting agreement with respect to the Notes has been duly executed and delivered by the Company and the other parties thereto,
(iii) the Senior Indenture relating to the Notes shall have been executed and delivered by the Company and the Trustee and duly qualified under the Trust Indenture Act of 1939, as amended, (iv) the terms of the Notes and of their issuance shall have been duly established in conformity with the Senior Indenture relating to the Notes so as not to violate any applicable law or the Restated Certificate of Incorporation or Restated By-laws of the Company or result in default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement


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Nabors Industries, Inc.
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or restriction imposed by any court or governmental body having jurisdiction over the Company and (v) the Notes shall have been duly executed, authenticated and delivered against payment therefor in accordance with the Senior Indenture and the underwriting agreement, the Notes shall constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

                 We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement relating to the Notes and constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Act.


                                           Very truly yours,


                                           /s/ WINSTON & STRAWN

                                           Winston & Strawn





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